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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
        Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 1-9524

                        BURNHAM PACIFIC PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

                               610 West Ash Street
                           San Diego, California 92101
                                 (619) 652-4700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     8 1/2% Convertible Debentures Due 2002
            (Title of each class of securities covered by this Form)

                           Common Stock, No Par Value
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(ii)     [  ]
          Rule 12g-4(a)(1)(ii)     [  ]      Rule 12h-3(b)(2)(i)      [  ]
          Rule 12g-4(a)(2)(i)      [  ]      Rule 12h-3(b)(2)(ii)     [  ]
          Rule 12g-4(a)(2)(ii)     [  ]      Rule 15d-6               [  ]
          Rule 12h-3(b)(1)(i)      [  ]

     Approximate number of holders of record as of the certification or notice date: None

     Pursuant to the requirements of the Securities Exchange Act of 1934, Burnham Pacific Properties, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: December 6, 1996             By:   /s/ Daniel B. Platt
                                        ---------------------------
                                        Daniel B. Platt
                                        Chief Administrative Officer &
                                        Chief Financial Officer